                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.5)*
                      DYNAMOTIVE ENERGY SYSTEMS CORPORATION
                -------------------------------------------------

                                (Name of Issuer)

                           Common Stock, No Par Value
                -------------------------------------------------

                         (Title of Class of Securities)

                                    26792410
                -------------------------------------------------

                                 (CUSIP Number)

                               Ms. Chan Ling, Eva
                         China Energy Holdings Limited
                       8/F Paul Y. Centre, 51 Hung To Road
                          Kwun Tong, Kowloon, Hong Kong
                                 (852) 2372-0130

               --------------------------------------------------

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                        13 - 16, 20, 21, 23, 29 May 2003
                               5, 16, 17 June 2003
                -------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 2 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    China Energy Holdings Limited - not applicable.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC of reporting person
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    6,483,331 shares of common stock
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    6,483,331 shares of common stock
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,483,331 shares of common stock
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 3 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    China Strategic Holdings Limited - not applicable.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not applicable.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    6,483,331 shares of common stock
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    6,483,331 shares of common stock
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,483,331 shares of common stock
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 4 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Calisan Developments Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 5 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Great Decision Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 6 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Investments Group Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 7 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 8 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Construction Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and
     China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                          PAGE 9 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hollyfield Group Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Samoa
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 10 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Well Orient Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 11 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Powervote Technology Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 12 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hanny Magnetics (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 13 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hanny Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 14 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Famex Investment Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 15 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Mankar Assets Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 16 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC Investment Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 17 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC Corporation Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 18 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Galaxyway Investments Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 19 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Chinaview International Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 267924108                                         PAGE 20 OF 131 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Chan Kwok Keung, Charles - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    Not applicable.                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    Not Applicable
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]

     Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.92%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

Note:

       This Amendment No. 5 is being filed to reflect a change in the percentage ownership of the subject company by China Energy Holdings Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 4 to this Statement in June 2003.

The Amendment No. 5 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

ITEM 1. SECURITY AND ISSUER.

       This statement relates to the common stock (the "Common Stock") of DynaMotive Energy Systems Corporation (the "Company"), a Delaware corporation, with its principal executive offices at Suite 105 - 1700 West 75th Avenue, Vancouver, British Columbia, Canada, V6P 6G2


ITEM 2. IDENTITY AND BACKGROUND.

       This statement is filed by:

China Strategic Holdings Limited

       China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in tire manufacturing, manufacturing, retailing and distribution of Chinese medicine, western pharmaceuticals and health food and investment in infrastructure projects through its subsidiaries.

       CSH owns 100% of the issued shares of China Energy Holdings Limited and, through such interest, is the indirect beneficial owner of 6,483,331 shares of Common Stock (the "CSH Shares").

       During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

China Energy Holdings Limited

       China Energy Holdings Limited ("China Energy"), a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 6,483,331 shares of Common Stock. China Energy's principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       During the past five years, neither China Energy nor, to the best knowledge of China Energy, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited

       The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Calisan owns 14.55% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

       During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited

       The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great

Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited

       The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited

       The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul
Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited

       The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solutions. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited

       The principal business of Hollyfield Group Limited, a Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Hollyfield owns 64.46% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited

       The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Well Orient owns 14.55% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

       During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited

       The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited

       The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of Hanny BVI are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

       During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited

       The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited

       The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Famex owns 28.26% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited

       The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited

       The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited

       The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited

       The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Galaxyway owns 34.82% of the issued ordinary shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited

       The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

       Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles

       The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, China Enterprises Limited and Dong Fang Gas Holdings Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Ananda Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is the sole director of Galaxyway and Chinaview.

       Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

       During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

       The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

       The shares of Common Stock were acquired by China Energy on February 11, 2000 as more fully described in the Schedule 13D dated February 11, 2000.

       This amendment is being made in part to reflect a change in the percentage ownership in the Company of CSH, China Energy, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

ITEM 4. PURPOSES OF TRANSACTION.

       None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 4 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 5:

       In mid May to mid June 2003, China Energy disposed 516,669 common stock of the Company.

       The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of China Energy and CSH in the Company decreased to 11.92%. These changes also resulted in a percentage decrease to 11.92% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

       Except as described in this Item 4, none of China Energy, CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

         (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

         (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

         (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

         (d) any change in the present board of directors or management of the Company;

         (e) any material change in the present capitalization or dividend policy of the Company;

         (f) any other material change in the Company's business or corporate structure;

         (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

         (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

         (j) any action similar to any of those enumerated in (a)-(i) above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) China Energy is the beneficial owner of 6,483,331 shares of Common Stock, representing 11.92% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

         CSH indirectly beneficially owns 6,483,331 shares of Common Stock, representing 11.92% of the class, due to its 100% ownership of China Energy. CSH is deemed to have shared power to vote and to dispose of 6,483,331 shares of Common Stock with China Energy.

         Calisan, through its ownership of 14.55% of the issued shares of CSH, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

         Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

         Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

         Paul Y. BVI, through its ownership of 100% of the issued shares of Paul
         Y. Investments, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

         Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

         Hollyfield, through its ownership of 64.46% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

         Well Orient, through its ownership of 14.55% of the issued shares of CSH, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

         Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

         Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

         Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

         Famex, through its ownership of 28.26% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

         Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

         ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

         ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

         Galaxyway, through its ownership of 34.82% of the issued ordinary shares of ITC, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

         Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 6,483,331 shares of

         Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

         Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 6,483,331 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

         None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)      Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

       There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, China Energy Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF CHINA ENERGY
                                    HOLDINGS LIMITED



Dated: 11 July 2003                 By:  /s/ Chan Ling, Eva
                                       ---------------------------------
                                    Name: Chan Ling, Eva
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF CHINA STRATEGIC
                                    HOLDINGS LIMITED


Dated: 11 July 2003                 By: /s/ Chan Ling, Eva
                                       ---------------------------------
                                    Name: Chan Ling, Eva
                                    Title: Executive Director

       After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF CALISAN DEVELOPMENTS
                                    LIMITED


Dated: 11 July 2003                 By:  /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.


                                    FOR AND ON BEHALF OF GREAT DECISION
                                    LIMITED


Dated: 11 July 2003                 By:  /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF PAUL Y. - ITC
                                    INVESTMENTS GROUP LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF PAUL Y. - ITC
                                    CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF PAUL Y. - ITC
                                    CONSTRUCTION HOLDINGS LIMITED


Dated: 11 July 2003                 By:  /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title:   Executive Director

       After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF HOLLYFIELD
                                    GROUP LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF WELL ORIENT
                                    LIMITED


Dated: 11 July 2003                 By: /s/ Lui Siu Tsuen, Richard
                                       ---------------------------------
                                    Name: Lui Siu Tsuen, Richard
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF POWERVOTE
                                    TECHNOLOGY LIMITED


Dated: 11 July 2003                 By: /s/ Lui Siu Tsuen, Richard
                                       ---------------------------------
                                    Name: Lui Siu Tsuen, Richard
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF HANNY
                                    MAGNETICS (B.V.I.) LIMITED


Dated: 11 July 2003                 By: /s/ Lui Siu Tsuen, Richard
                                       ---------------------------------
                                    Name: Lui Siu Tsuen, Richard
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF HANNY HOLDINGS
                                    LIMITED


Dated: 11 July 2003                 By: /s/ Allan Yap
                                       ---------------------------------
                                    Name: Allan Yap
                                    Title: Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF FAMEX
                                    INVESTMENT LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF MANKAR ASSETS
                                    LIMITED


Dated: 11 July 2003                 By:  /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF ITC INVESTMENT
                                    HOLDINGS LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF ITC CORPORATION
                                    LIMITED


Dated: 11 July 2003                 By: /s/ Chau Mei Wah, Rosanna
                                       ---------------------------------
                                    Name: Chau Mei Wah, Rosanna
                                    Title:   Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF GALAXYWAY
                                    INVESTMENTS LIMITED


Dated: 11 July 2003                 By: /s/ Chan Kwok Keung, Charles
                                       ---------------------------------
                                    Name: Chan Kwok Keung, Charles
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF CHINAVIEW
                                    INTERNATIONAL LIMITED


Dated: 11 July 2003                 By: /s/ Chan Kwok Keung, Charles
                                       ---------------------------------
                                    Name: Chan Kwok Keung, Charles
                                    Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: 11 July 2003                 /s/ Dr. Chan Kwok Keung, Charles
                                    ----------------------------------
                                    Name: Dr. Chan Kwok Keung, Charles

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF CHINA STRATEGIC HOLDINGS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                              Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                           Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

David Edwin Bussmann               c/o 8/F, Paul Y. Centre,           USA                   Independent Non-Executive
                                   51 Hung To Road,                                           Director, China Strategic
                                   Kwun Tong, Kowloon,                                        Holdings Limited;
                                   Hong Kong                                                Independent Non-Executive
                                                                                              Director, China Enterprises
                                                                                              Limited.

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Executive Director, Star East
                                                                                              Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, Provisions Suppliers
                                                                                              Corporation Limited.

Fung Wan Yiu, Agnes                c/o 15/F, Alexandra House,                               Independent Non-Executive
                                   16-20 Chater Road, Central,                                Director, China Strategic
                                   Hong Kong                                                  Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, M Channel
                                                                                              Corporation Limited.

Li Wa Kin                          c/o 8/F, Paul Y. Centre, 51        China                 Deputy Managing Director, China
                                   Hung To Road,                                              Strategic Holdings Limited.
                                   Kwun Tong, Kowloon, Hong Kong

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, Provisions
                                                                                              Suppliers Corporation Limited;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


                                   SCHEDULE II

        EXECUTIVE OFFICERS AND DIRECTORS OF CHINA ENERGY HOLDINGS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Ling, Eva                     c/o 8/F, Paul Y. Centre, 51        Hong Kong             Executive Director, China
                                   Hung To Road,                                              Strategic Holdings Limited;
                                   Kwun Tong, Kowloon, Hong Kong                            Director, China Energy Holdings
                                                                                              Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, Provisions
                                                                                              Suppliers Corporation Limited;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


                                  SCHEDULE III

        EXECUTIVE OFFICERS AND DIRECTORS OF CALISAN DEVELOPMENTS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia               Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Great Decision
                                   Hong Kong                                                    Limited;
                                                                                              Director, Paul Y. -  ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              .


                                   SCHEDULE IV

           EXECUTIVE OFFICERS AND DIRECTORS OF GREAT DECISION LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom          Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom          Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia               Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE V

   EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom          Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;


Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE VI

     EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS
                      (B.V.I.) LIMITED AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong, Kowloon,                                          (B.V.I.) Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Executive Director, Paul

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                  SCHEDULE VII

 EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                    51 Hung To Road,                                           Officer, China Strategic
                                    Kwun Tong,                                                 Holdings Limited;
                                    Kowloon,                                                 Non-Executive Director, Downer
                                    Hong Kong                                                  EDI Limited;
                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                             Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,          United Kingdom        Deputy Chairman, Paul Y. - ITC
                                    51 Hung To Road,                                           Construction

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                    Kwun Tong,                                                 Holdings Limited;
                                    Kowloon,                                                 Director, Calisan Developments
                                    Hong Kong                                                  Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,          United Kingdom        Managing Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Vice Chairman, Rosedale Hotel
                                    Hong Kong                                                  Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,          Australia             Executive Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Director, Burcon NutraScience
                                    Hong Kong                                                  Corporation;
                                                                                             Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Executive Director, Star East
                                                                                               Holdings Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Cheung Ting Kau, Vincent            c/o 15/F, Alexandra House,         United Kingdom        Independent Non-Executive
                                    16-20 Chater Road,                                         Director, Paul Y. - ITC
                                    Central, Hong Kong                                         Construction Holdings Limited;
                                                                                             Executive Director, Jade
                                                                                               Dynasty Food Culture Group
                                                                                               Limited;
                                                                                             Non-Executive Director, Gold
                                                                                               Peak Industries (Holdings)
                                                                                               Limited;
                                                                                             Non-Executive Director,
                                                                                               Techtronic Industries Company
                                                                                               Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Kwok Shiu Keung, Ernest             c/o - 3303 The Centre, 99          Australia             Independent Non- Executive
                                    Queen's Road Central, Hong Kong                            Director, Paul Y. - ITC
                                                                                               Construction Holdings Limited.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Asean Resources
                                                                                               Holdings Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, Skynet (International
                                                                                               Group) Holdings Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                               Limited
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman,
                                                                                               Rosedale Hotel Group Limited.

Wong Wing Hoo, Billy                c/o 17/F, Paul Y. Centre                                 Deputy Managing Director, Paul
                                    51 Hung To Road                                            Y. - ITC Construction Holdings
                                    Kwun Tong, Kowloon                                         Limited;
                                    Hong Kong                                                Alternate Director, Downer EDI
                                                                                               Limited.

Law Man Wah, Conrad                 c/o 17/F, Paul Y. Centre                                 Executive Director, Paul Y. -
                                    51 Hung To Road                                            ITC Construction Holdings
                                    Kwun Tong, Kowloon                                         Limited.
                                    Hong Kong

Lee Hon Chiu                        c/o 31/F, Paul Y. Centre                                 Executive Director, Paul Y. -
                                    51 Hung To Road                                            ITC Construction Holdings
                                    Kwun Tong, Kowloon                                         Limited.
                                    Hong Kong


                                  SCHEDULE VIII

          EXECUTIVE OFFICERS AND DIRECTORS OF HOLLYFIELD GROUP LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom          Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom          Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia               Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited.


                                   SCHEDULE IX

             EXECUTIVE OFFICERS AND DIRECTORS OF WELL ORIENT LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, Provisions
                                                                                              Suppliers Corporation Limited;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, Provisions Suppliers
                                                                                              Corporation Limited.


                                   SCHEDULE X

        EXECUTIVE OFFICERS AND DIRECTORS OF POWERVOTE TECHNOLOGY LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                          PRINCIPAL BUSINESS OR
                                                                                          PRESENT PRINCIPAL
                                                                                          OCCUPATION OR
                                                                                          EMPLOYMENT AND, IF
                                                                                          APPLICABLE, THE NAME,
                                                                                          PRINCIPAL BUSINESS
                                                                                          ADDRESS OF ANY
                                                                                          CORPORATION OR OTHER
                                                                                          ORGANIZATION IN WHICH
                                                                                          SAID EMPLOYMENT IS
NAME AND TITLE                    BUSINESS ADDRESS                  CITIZENSHIP           CONDUCTED.
--------------                    ----------------                  -----------           ------------------------------
Allan Yap                         c/o 8/F, Paul Y. Centre,           Canada               Vice Chairman, China Strategic
                                  51 Hung To Road,                                          Holdings Limited;
                                  Kwun Tong,                                              Vice Chairman, China
                                  Kowloon,                                                  Enterprises Limited;
                                  Hong Kong                                               Director, Well Orient Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Managing Director, Hanny
                                                                                            Holdings Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Chairman and Chief Executive
                                                                                            Officer, Burcon NutraScience
                                                                                            Corporation;
                                                                                          Vice Chairman, Dong Fang Gas
                                                                                            Holdings Limited;
                                                                                          Director; China Energy Holdings
                                                                                            Limited;
                                                                                          Director; Favour Leader

                                                                                          PRINCIPAL BUSINESS OR
                                                                                          PRESENT PRINCIPAL
                                                                                          OCCUPATION OR
                                                                                          EMPLOYMENT AND, IF
                                                                                          APPLICABLE, THE NAME,
                                                                                          PRINCIPAL BUSINESS
                                                                                          ADDRESS OF ANY
                                                                                          CORPORATION OR OTHER
                                                                                          ORGANIZATION IN WHICH
                                                                                          SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP         CONDUCTED.
--------------                     ----------------                   -----------         ------------------------------
                                                                                            Limited;
                                                                                          Executive Chairman, Provisions
                                                                                            Suppliers Corporation Limited;
                                                                                          Director, B2B Limited;
                                                                                          Director, China Pharmaceutical
                                                                                            Industrial Limited;
                                                                                          Director, Katmon Limited;
                                                                                          Director Carling International
                                                                                            Limited;
                                                                                          Director, Kamthorn Limited.

Richard, Siu Tsuen Lui            c/o 7/F, Paul Y. Centre,           Hong Kong            Alternate Director, China
                                  51 Hung To Road,                                          Strategic Holdings Limited;
                                  Kwun Tong,                                              Deputy Managing Director, Hanny
                                  Kowloon,                                                  Holdings Limited;
                                  Hong Kong                                               Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Well Orient Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Director, Provisions Suppliers
                                                                                            Corporation Limited.


                                   SCHEDULE XI

      EXECUTIVE OFFICERS AND DIRECTORS OF HANNY MAGNETICS (B.V.I.) LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,              Canada               Vice Chairman, China
                                   51 Hung To Road,                                             Strategic Holdings Limited;
                                   Kwun Tong,                                                 Vice Chairman, China
                                   Kowloon,                                                     Enterprises Limited;
                                   Hong Kong                                                  Director, Well Orient Limited;
                                                                                              Director, Powervote
                                                                                                Technology Limited;
                                                                                              Director, Hanny Magnetics
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Hanny
                                                                                                Holdings Limited;
                                                                                              Executive Director, Ananda
                                                                                                Wing On Travel (Holdings)
                                                                                                Limited;
                                                                                              Chairman and Chief Executive
                                                                                                Officer, Burcon
                                                                                                NutraScience Corporation;
                                                                                              Vice Chairman, Dong Fang Gas
                                                                                                Holdings Limited;
                                                                                              Director; China Energy

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                              Holdings Limited;
                                                                                            Director; Favour Leader
                                                                                              Limited;
                                                                                            Executive Chairman,
                                                                                              Provisions Suppliers
                                                                                              Corporation Limited;
                                                                                            Director, B2B Limited;
                                                                                            Director, China
                                                                                              Pharmaceutical Industrial
                                                                                              Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling
                                                                                              International Limited;
                                                                                            Director, Kamthorn Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,             United Kingdom     Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited.

Richard, Siu Tsuen Lui           c/o 7/F, Paul Y. Centre,               Hong Kong           Alternate Director, China
                                 51 Hung To Road,                                             Strategic Holdings Limited;
                                 Kwun Tong,                                                 Deputy Managing Director,
                                 Kowloon,                                                     Hanny Holdings Limited;
                                 Hong Kong                                                  Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote
                                                                                              Technology Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director,


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                              Ananda Wing On Travel (Holdings)
                                                                                              Limited;
                                                                                            Director, Provisions
                                                                                              Suppliers Corporation
                                                                                              Limited.


                                  SCHEDULE XII

           EXECUTIVE OFFICERS AND DIRECTORS OF HANNY HOLDINGS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Richard, Siu Tsuen Lui              c/o 7/F, Paul Y. Centre,            Hong Kong            Alternate Director, China
                                    51 Hung To Road,                                           Strategic Holdings Limited;
                                    Kwun Tong,                                               Deputy Managing Director, Hanny
                                    Kowloon,                                                   Holdings Limited;
                                    Hong Kong                                                Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Powervote Technology
                                                                                               Limited;
                                                                                             Director, Well Orient Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Director, Provisions Suppliers
                                                                                               Corporation Limited.

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda Wing
                                    51 Hung To Road,                                           On Travel (Holdings) Limited;
                                    Kwun Tong,                                               Non-Executive Director, Downer
                                    Kowloon,                                                   EDI Limited;
                                    Hong Kong                                                Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, China Strategic
                                                                                               Holdings Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                               Holdings Limited

Allan Yap                           c/o 8/F, Paul Y. Centre,            Canada               Vice Chairman, China Strategic
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Vice Chairman, China
                                    Kowloon,                                                   Enterprises Limited;
                                    Hong Kong                                                Director, Well Orient Limited;
                                                                                             Director, Powervote Technology
                                                                                               Limited;
                                                                                             Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                             Managing Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, Burcon NutraScience
                                                                                               Corporation;
                                                                                             Vice Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                             Director; China Energy Holdings
                                                                                               Limited;
                                                                                             Director; Favour Leader Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Executive Chairman, Provisions
                                                                                               Suppliers Corporation Limited;
                                                                                             Director, B2B Limited;
                                                                                             Director, China Pharmaceutical
                                                                                               Industrial Limited;
                                                                                             Director, Katmon Limited;
                                                                                             Director Carling International
                                                                                               Limited;
                                                                                             Director, Kamthorn Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                           (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Dong Fang Gas
                                                                                               Holdings Limited

Yuen Tin Fan, Francis               c/o 42/F, Hong Kong PCCW Tower,     United Kingdom       Independent Non-Executive
                                    Taikoo Place, Quarry Bay,                                  Director, Hanny Holdings
                                    Hong Kong                                                  Limited.

Fok Kin Ning, Canning               c/o 22/F, Hutchison House, 10       Australia            Non-Executive Director, Hanny
                                    Harcourt Road,                                             Holdings Limited;
                                    Hong Kong                                                Group Managing Director,
                                                                                               Hutchison Whampoa Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, Hongkong
                                                                                               Electric

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                               Holdings Limited;
                                                                                             Non-Executive Director, Downer
                                                                                               EDI Limited;
                                                                                             Non-Executive Director, Ananda
                                                                                               Wing On Travel (Holdings)
                                                                                               Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               (Holdings) Limited.

Ip Tak Chuen, Edmond                c/o 8/F, Cheung Kong                United Kingdom       Non-Executive Director, Hanny
                                    Centre, 2 Queen's Road                                     Holdings Limited;
                                    Central, Hong Kong                                       Executive Director, Cheung Kong
                                                                                               (Holdings) Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Non-Executive Director, tom.com
                                                                                               limited;
                                                                                             Executive Director, CK Life
                                                                                               Sciences Int'l., (Holdings)
                                                                                               Inc.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Asean Resources
                                                                                               Holdings Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                               Limited;
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman,
                                                                                               Rosedale Hotel Group Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Director, Skynet (International
                                                                                               Group) Holdings Limited

Tsang Link Carl, Brian              c/o 20/F, Gloucester                Hong Kong            Independent Non-Executive
                                    Tower, The Landmark,                                       Director, Hanny Holdings
                                    Central, Hong Kong                                         Limited;
                                                                                             Partner, Iu, Lai & Li,
                                                                                               Solicitors and Notaries.

Dorothy Law                         c/o 7/F, Paul Y. Centre,            Canada               Corporate Counsel, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Director, China Enterprises
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director and Vice President,
                                                                                               Legal and Corporate
                                                                                               Secretary, Burcon
                                                                                               NutraScience Corporation.
Ma Wai Man, Catherine               c/o 2810-11, Citibank Tower,        Chinese              Independent Non-Executive
                                    Citibank Plaza                                             Director, Hanny Holdings
                                    3 Garden Road, Central,                                    Limited;
                                    Hong Kong                                                Executive Director, Capital
                                                                                               Strategic Investment Limited.

Shih, Edith                         c/o 22/F, Hutchison House           Chinese              Alternate Director, Hanny
                                    10 Harcourt Road, Hong Kong                                Holdings Limited.

                                  SCHEDULE XIII

          EXECUTIVE OFFICERS AND DIRECTORS OF FAMEX INVESTMENT LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                    Kowloon,                                                   Group Limited;
                                    Hong Kong                                                Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Famex Investment
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Executive Director, Star East
                                                                                               Holdings Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                           (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited.
                                                                                             Director, Dong Fang Gas
                                                                                               Holdings Limited


                                  SCHEDULE XIV

            EXECUTIVE OFFICERS AND DIRECTORS OF MANKAR ASSETS LIMITED
                               AS OF 11 JULY 2003


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, Star East
                                                                                               Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Hollyfield Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Vice Chairman, Rosedale Hotel
                                                                                               Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.


                                   SCHEDULE XV

           EXECUTIVE OFFICERS AND DIRECTORS OF ITC CORPORATION LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Managing Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, Star East
                                                                                              Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited

Wong Kun To                        c/o 29/F, Paul Y. Centre,          Canada                Executive Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Managing Director, Star East
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Executive Director, M Channel
                                                                                              Corporation Limited.

Dominic Lai                        c/o 9/F and 15/F,                  China                 Independent Non-Executive
                                   The Bank of East Asia                                      Director, ITC Corporation
                                   Building, 10 Des Voeux Road,                               Limited;
                                   Central, Hong Kong                                       Senior Partner, Iu, Lai & Li,
                                                                                              Solicitors and Notaries.

Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Executive Director, ITC
                                   Kowloon,                                                   Corporation Limited;
                                   Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Asean Resources
                                                                                              Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                            Director, Cyber On-Air Group
                                                                                              Company Limited;
                                                                                            Director, Billybala Holdings
                                                                                              Limited;
                                                                                            Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                            Director, Skynet (International
                                                                                              Group) Holdings Limited

Chuck, Winston                     c/o 10/F, Hong Kong                British               Independent Non-

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Calptor                            Trade Centre,                                              Executive director, ITC
                                   161 Des Voeux Road Central,                                Corporation Limited.
                                   Hong Kong

                                  SCHEDULE XVI

        EXECUTIVE OFFICERS AND DIRECTORS OF GALAXYWAY INVESTMENTS LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

                                  SCHEDULE XVII

       EXECUTIVE OFFICERS AND DIRECTORS OF CHINAVIEW INTERNATIONAL LIMITED
                               AS OF 11 JULY 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.


                                 SCHEDULE XVIII

       EXECUTIVE OFFICERS AND DIRECTORS OF ITC INVESTMENT HOLDINGS LIMITED
                               AS OF 11 JULY 2003


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, Star East
                                                                                               Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Vice Chairman, Rosedale
                                    Kowloon,                                                   Hotel Group Limited;
                                    Hong Kong                                                Director, Calisan
                                                                                               Developments Limited;
                                                                                             Managing Director, Paul Y.
                                                                                               - ITC Construction
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ------------------------------
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.


                                  SCHEDULE XIX

              PRINCIPAL BUSINESS ADDRESSES AND PRINCIPAL BUSINESSES

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
1. Ananda Wing On               17/F, Ananda Tower,                        Provision of package tours, travel,
   Travel (Holdings)            57-59 Connaught Road Central,              transportation and other related services.
   Limited                      Hong Kong

2. Asean Resources              39/F, New World Tower 1,                   Property development and investment,
   Holdings Limited             18 Queen's Road, Central,                  construction, and hotels.
                                Hong Kong

3. B2B Limited                  8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

4. Billybala Holdings           19/F, Asia Standard Tower,                 Provision of arcade game on demand
   Limited                      59-65 Queen's Road Central,                services via the internet in the Greater
                                Hong Kong                                  China Region.

5. Burcon NutraScience          1946 West Broadway, Vancouver, British     Development of commercial canola Corporation
                                Columbia, V6J 1Z2, Canada                  protein. Burcon's proprietary extraction
                                                                           process uses canola meal to yield a high
                                                                           quality, cost-effective plant-based protein.

6. Capital Strategic            2810-11, Citibank Tower, Citibank Plaza,   Investment holding.
   Investment Limited           3 Garden Road, Central, Hong Kong

7. Carling                      8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
   International Limited        Kwun Tong, Kowloon, Hong Kong

8. Cheung Kong                  7th Floor, Cheung Kong Center              Investment holding and project
   (Holdings) Limited           2 Queen's Road Central                     management, real estate property
                                Hong Kong                                  development and investment, real estate
                                                                           agency and management, securities trading,
                                                                           container terminals, retain and
                                                                           manufacturing, telecommunications,
                                                                           infrastructure projects and hotels.

9. Cheung Kong                  12th Floor, Cheung Kong Center             Infrastructure development, investment
   Infrastructure Holdings      2 Queen's Road Central                     and management, mainly on power plants,
   Limited                      Hong Kong                                  toll roads and toll bridges in China, as
                                                                           well as its infrastructure materials
                                                                           business in cement, concrete, asphalt and
                                                                           aggregates in Hong Kong, China and
                                                                           throughout Asia.

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
10. China Pharmaceutical        8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
    Industrial Limited          Kwun Tong, Kowloon, Hong Kong

11. China Enterprises           8/F Paul Y. Centre, 51 Hung To Road,       Manufactures and sells tires and other
    Limited                     Kwun Tong, Kowloon, Hong Kong              rubber products in both China and other
                                                                           countries.

12. Cyber On-Air Group          41/F, CEF Life Tower, 248 Queen's Road     Cyber On-Air Group Company Limited is a
    Limited                     East, Wanchai, Hong Kong                   Chinese-language content provider which
                                                                           provides news update, financial news update,
                                                                           fortune telling, horse racing information,
                                                                           leisure, entertainment news and sports news.
                                                                           It is also a platform provider, providing an
                                                                           array of community services such as chat
                                                                           rooms and message board.

13. Dong Fang Gas               9/F, Paul Y. Centre, 51 Hung To Road,      Trading of ceramic tiles, bathroom
    Holdings Limited            Kwun Tong, Kowloon, Hong Kong              accessories and sundry building
                                                                           materials, manufacturing of ceramic tiles
                                                                           in the PRC and investment holding.

14. Downer EDI Limited          Level 3, 190 George Street, Sydney, NSW    Infrastructure services, contract
                                2000, Australia                            drilling, contract mining, civil
                                                                           engineering, power services,
                                                                           telecommunication services and rail
                                                                           services.

15. Favour Leader Limited       8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

16. Jade Dynasty Food           23rd Floor, Emperor Group Centre           Operation of restaurants in Asia.
    Culture Group Limited       288 Hennessy Road
                                Wanchai, Hong Kong

17. Gold Peak Industries        8/F Gold Peak Building                     Manufacture and sale of batteries,
    (Holdings) Limited          30-34 Kwai Wing Road                       electrical installation products,
                                Kwai Chung NT                              automotive electronics, cable products,
                                Hong Kong                                  loudspeakers and high precision parts and
                                                                           components.

18. Hongkong Electric           Electric Centre, 28 City Garden Road       Holding company with interests in energy
    Holdings Limited            Hong Kong                                  utilities in Hong Kong and elsewhere,
                                                                           engineering consulting, and property
                                                                           development.

19. Hutchison Whampoa           22nd Floor, Hutchison House                Investment holding company with
    Limited                     10 Harcourt Road                           diversified operations in
                                Hong Kong                                  telecommunications, property, ports,

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
                                                                           retail and manufacturing, energy and
                                                                           infrastructure.

20. Iu, Lai & Li                20/F, Gloucester Tower,                    Solicitors and Notaries
                                The Landmark, Central,
                                Hong Kong

21. Kamthorn Limited            8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

22. Katmon Limited              8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

23. M Channel                   29/F, Paul Y. Centre, 51 Hung To Road,     Provision of focused Chinese language
    Corporation Limited         Kwun Tong, Kowloon, Hong Kong              content through the Group's vertical
                                                                           portals targeted at the global Chinese
                                                                           community.

24. Pacific Century             39/F, PCCW Tower, Taikoo Place,            Provision of international, local and
    CyberWorks Limited          979 King's Road,                           mobile telecommunications service,
                                Quarry Bay, Hong Kong                      Internet and interactive multimedia
                                                                           services, the sale and rental of
                                                                           telecommunications equipment, and the
                                                                           provision of computer, engineering and
                                                                           other technical services, mainly in Hong
                                                                           Kong; investment in and development of
                                                                           technology-related businesses; and
                                                                           investment in and development of
                                                                           infrastructure and properties in Hong
                                                                           Kong and elsewhere in the PRC.

25. Panva Gas Holdings          Room 2501-2502, Vicwood Plaza              The main activities include the sale of
    Limited                     199 Des Voeux Road Central                 liquefied natural gas in the bulk and in
                                Hong Kong                                  cylinders, the provision of piped gas, and
                                                                           the sale of liquefied natural gas household
                                                                           appliances.

26. Provision Suppliers         348 Jalan Boon Lay, Singapore              Provision of household consumer products
    Corporation Limited         619529                                     and management services.

27. Rosedale Hotel Group        27/F, Paul Y. Centre, 51 Hung To Road,     Investment holding with property
    Limited                     Kwun Tong, Kowloon, Hong Kong              interests in trading and development,
                                                                           hotel operation and toll-road development.

28. Skynet                      Suite 2901, 29/F, Great Eagle Centre, 23   Principally engaged in the provision of
    (International Group)       Harbour Road, Wanchai, Hong Kong           installation services for marble and
    Company Limited                                                        granite products in construction
                                                                           projects, import and sale of marble and
                                                                           granite products and investment in internet
                                                                           website business.

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
29. Star East Holdings          29th Floor, Paul Y. Centre                 Engaged in entertainment-related
    Limited                     51 Hung To Road, Kwun Tong,                business, including the franchising and
                                Kowloon, Hong Kong                         operation of "Planet Hollywood" theme
                                                                           restaurants in Asia Pacific and "Star
                                                                           East" entertainment complexes and "Star
                                                                           East" theme cafes worldwide, the trading
                                                                           of merchandise, strategic investment inM
                                                                           Channel Corporation Limited, production
                                                                           of movies, television drama series,
                                                                           documentary and infotainment programmes
                                                                           and property investment and development.

30. Techtronic                  Units B-F 24/F CDW Building                Manufacture and trading of rechargeable
    Industries Company          388 Castle Peak Road                       power tools, floor care equipment, solar
    Limited                     Tsuen Wan                                  powered and electronic products, personal
                                New Territories Hong Kong                  and health care products and kitchenware
                                                                           products.

31. tom.com limited             48th Floor, The Center,                    TOM.COM LIMITED is an Internet content
                                99 Queen's Road Central,                   provider operating a mega-portal to
                                Hong Kong                                  provide broad "China Experience" content
                                                                           and e-commerce to the world and
                                                                           "Lifestyle for Chinese" content and
                                                                           e-commerce to the worldwide Chinese
                                                                           population both in the Greater China
                                                                           region and overseas Chinese speaking
                                                                           communities.

32.  CK Life Sciences           7/F., Cheung Kong Center, No. 2            Research and development
     Int'l., (Holdings) Inc.    Queen's Road Central, Hong Kong            commercialisation, marketing and sale of
                                                                           biotechnology products

                                  EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

1. Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd., the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2. Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4. Sale and Purchase Agreement dated September 28, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5. Sale and Purchase Agreement dated September 26, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4.

9. Joint Filing Agreement dated July 11, 2003 among the reporting persons listed on this Amendment No. 5.

                             JOINT FILING AGREEMENT

       This will confirm the agreement by and between the undersigned that Amendment No. 5 to the Statement on Schedule 13D (the "Statement") with respect to PacificNet Inc. filed on or about this date is being filed on behalf of the undersigned.

       Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

       This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.


Dated: 11 July 2003

                                       FOR AND ON BEHALF OF CHINA ENERGY
                                       HOLDINGS LIMITED

                                       By: /s/ Chan Ling, Eva
                                          --------------------------------------
                                       Name:  Chan Ling, Eva
                                       Title: Director

                                       FOR AND ON BEHALF OF CHINA STRATEGIC
                                       HOLDINGS LIMITED


                                       By: /s/ Chan Ling, Eva
                                          --------------------------------------
                                       Name:  Chan Ling, Eva
                                       Title: Executive Director

                                       FOR AND ON BEHALF OF CALISAN
                                       DEVELOPMENTS LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF GREAT DECISION
                                       LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF PAUL Y. - ITC
                                       INVESTMENTS GROUP LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF PAUL Y. - ITC
                                       CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF PAUL Y. - ITC
                                       CONSTRUCTION HOLDINGS LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Executive Director

                                       FOR AND ON BEHALF OF HOLLYFIELD GROUP
                                       LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF WELL ORIENT LIMITED


                                       By: /s/ Lui Siu Tsuen, Richard
                                          --------------------------------------
                                       Name:  Lui Siu Tsuen, Richard
                                       Title: Director

                                       FOR AND ON BEHALF OF POWERVOTE TECHNOLOGY
                                       LIMITED


                                       By: /s/ Lui Siu Tsuen, Richard
                                          --------------------------------------
                                       Name:  Lui Siu Tsuen, Richard
                                       Title: Director

                                       FOR AND ON BEHALF OF HANNY MAGNETICS
                                       (B.V.I.) LIMITED


                                       By: /s/ Lui Siu Tsuen, Richard
                                          --------------------------------------
                                       Name:  Lui Siu Tsuen, Richard
                                       Title: Director

                                       FOR AND ON BEHALF OF HANNY HOLDINGS
                                       LIMITED


                                       By: /s/ Allan Yap
                                          --------------------------------------
                                       Name:  Allan Yap
                                       Title: Managing Director

                                       FOR AND ON BEHALF OF FAMEX INVESTMENT
                                       LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF MANKAR ASSETS
                                       LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF ITC INVESTMENT
                                       HOLDINGS LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

                                       FOR AND ON BEHALF OF ITC CORPORATION
                                       LIMITED


                                       By: /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Managing Director

                                       FOR AND ON BEHALF OF GALAXYWAY
                                       INVESTMENTS LIMITED


                                       By: /s/ Chan Kwok Keung, Charles
                                          --------------------------------------
                                       Name:  Chan Kwok Keung, Charles
                                       Title: Director

                                       FOR AND ON BEHALF OF CHINAVIEW
                                       INTERNATIONAL LIMITED


                                       By: /s/ Chan Kwok Keung, Charles
                                          --------------------------------------
                                       Name:  Chan Kwok Keung, Charles
                                       Title: Director

                                       /s/ Dr. Chan Kwok Keung, Charles
                                       --------------------------------------
                                       Name: Dr. Chan Kwok Keung, Charles